Exhibit 23.1

REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF
INDEPENDENT AUDITORS

The Board of Directors
Giga-tronics Incorporated

     The audits referred to in our report dated May 2, 2003 included the related financial statement schedule for the years ended March 29, 2003, March 30, 2002, and March 31, 2001, included herein. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     We consent to incorporation by reference in the registration statements (Nos. 333-45476, 333-34719, 333-39403, and 333-69688) on Form S-8 of Giga-tronics Incorporated of our reports included herein.

/s/ KPMG LLP KPMG LLP

Mountain View, California
May 28, 2003

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Schedule II

Column A	Column B	Column C	Column D	Column E

	Balance at	Charged to		Balance
	Beginning of	Cost and	Deductions	at End
Description	Period	Expenses	(Recoveries)	of Period

	$	$	$	$
Year ended March 29, 2003
Allowances deducted from assets:
Accounts receivable:
For allowance for doubtful accounts[1]	358,135	31,773	36,685	353,223
Total	358,135	31,773	36,685	353,223

Year ended March 30, 2002
Allowances deducted from assets:
Accounts receivable:
For allowance for doubtful accounts[1]	261,776	110,430	14,071	358,135
Total	261,776	110,430	14,071	358,135

Year ended March 31, 2001
Accounts receivable:
For allowance for doubtful accounts[1]	253,890	13,589	5,703	261,776
Total	253,890	13,589	5,703	261,776

     1 Allowance for accounts receivable collection exposure.

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